FOR IMMEDIATE RELEASE	May 7, 2009 Contact: Susan Jordan

732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NEW JERSEY, May 7, 2009.........………UMH Properties, Inc. (NYSE Amex:UMH) reported net loss of ($1,099,000) or ($0.10) a share for the quarter ended March 31, 2009, as compared to ($305,000) or ($0.03) a share for the quarter ended March 31, 2008.  Included in the loss for 2009 are non-cash impairment charges and other losses on securities transactions of $2,281,000 or $0.21 a share as compared to $651,000 or $0.06 a share for 2008.  Funds from operations, excluding these non-cash impairment charges and other losses on securities transactions amounted to $2,224,000, or $0.20 per share for 2009 versus $1,365,000, or $0.13 per share for 2008.  Net cash provided by operating activities for the quarter ended March 31, 2009 was $3,029,000 as compared to $1,909,000 for the quarter ended March 31, 2008.

A summary of significant financial information for the three months ended March 31, 2009 and 2008 is as follows:

For the Three Months Ended

	3/31/09	3/31/08

Total Revenues	$6,406,000	$8,316,000
Total Expenses	$7,493,000	$8,616,000
Net Loss	$(1,099,000)	$(305,000)
Net Loss per Share	$(.10)	$(.03)
FFO (1)	$(56,000)	$714,000
FFO per Share (1)	$(.005)	$.07
Weighted Average Shares Outstanding	11,060,000	10,771,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2009 and 2008 is calculated as follows:

	2009	2008

Net Loss	($1,099,000)	($305,000)
Loss on Sales of Depreciable Assets	12,000	4,000
Depreciation Expense	1,031,000	1,015,000

FFO	($56,000)	$714,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2009 and 2008:

	2009	2008

Operating Activities	$3,029,000	$1,909,000
Investing Activities	(693,000)	(2,979,000)
Financing Activities	(2,168,000)	788,000

Samuel A. Landy, President, stated, “The core business of UMH is the ownership and operation of our 28 manufactured home communities.  Fortunately, this is also the most stable and provides predictable income streams. Income from community operations increased 9% from $3,072,000 for the quarter ended March 31, 2008 to $3,346,000 for the quarter ended March 31, 2009 Occupancy remained stable at approximately 80%. Due to continued weakness in the equity markets, we recorded non-cash impairment charges and other losses on securities transactions of $2,281,000 or $0.21 a share as compared to $651,000 or $0.06 a share for 2008.  Funds from operations, excluding these non-cash impairment charges and other losses on securities transactions amounted to $2,224,000 for 2009 versus $1,365,000 for 2008, an increase of 63%. This provides sufficient cash to sustain our current dividend. Our financials reflect the combined results of income from our long-term investments and the changes in valuation of some of our assets.  Because accounting rules require our securities investments to be marked to market, their impact on our reported results may be disproportionately greater than that of our core property portfolio. While the decline in value of our securities portfolio was approximately $5,000,000 as of March 31, 2009, there has been a substantial improvement in the performance of our securities portfolio since then. Our securities generate over $2,000,000 in annual dividend income. The total return of these investments should be considered in evaluating their performance.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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